DATALINK SYSTEMS CORPORATION
                COMPUTATION OF NET LOSS PER SHARE
                           (unaudited)
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
                                                                              August 15,
                                                                                 1986
                              Three months ended        Six months ended      (date of
                                 September 30,            September 30,       inception)
                               1996        1995         1996        1995       30, 1996
                            -----------------------  -----------------------  ----------
PRIMARY:

Weighted average common
shares outstanding for
the period                  16,738,683  162,117,662  87,186,615  162,117,662  32,435,947
                            ----------  -----------  ----------  -----------  ----------
Shares used in per share
calculation                 16,738,683  162,117,662  87,186,615  162,117,662  32,435,947

Net loss                     ($414,951)   ($120,356)  ($860,393)    ($83,730)($1,856,465)

Net Loss per share              ($0.02)     ($0.001)     ($0.01)     ($0.001)     ($0.06)

FULLY DILUTED:

Weighted average common
shares outstanding for
the period                  20,038,683  162,117,662  88,873,281  162,117,662  32,517,131
                            ----------  -----------  ----------  -----------  ----------
Shares used in per share
calculation                 20,038,683  162,117,662  88,873,281  162,117,662  32,517,131

Net loss                     ($414,951)   ($120,356)  ($860,393)    ($83,730)($1,856,465)

Net Loss per share              ($0.02)     ($0.001)     ($0.01)     ($0.001)     ($0.06)

Calculated in accordance with the guidelines of Item 601 of Regulation S-B.
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